Exhibit 99.1

FOR IMMEDIATE RELEASE

Business Development Corporation of America II Declares Cash Distributions

NEW YORK, September 18, 2015 - Business Development Corporation of America II (“BDCA II”) announced today that on September 17, 2015, its board of directors (the “Board”) declared a series of six monthly cash distributions.

Each of the cash distributions of approximately $0.001918 per share per day, representing an annualized rate of 7.00% based on BDCA II’s current $10.00 per share public offering price, will be paid on the first business day of the month, beginning in November 2015 and continuing into April 2016, to stockholders of record as of each respective record date during the prior month. A BDCA II stockholder will be paid distributions based on the daily accrual rate of approximately $0.001918 per share per day for each day that the stockholder holds shares of common stock of BDCA II. BDCA II admits stockholders on a weekly basis, and the record date for the determination of dividends is the date on which the stockholder was admitted to BDCA II.

About BDCA II

A registration statement relating to the common stock of BDCA II was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA II’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at www.bdca2.com and www.sec.gov, may be obtained by calling 1-888-518-8073, and contains additional information about BDCA II. The prospectus should be read carefully by an investor, in order to understand and consider carefully all of the investment objectives, implications, risks, charges, and expenses of BDCA II before investing. This press release is neither an offer to sell nor a solicitation of an offer to buy these securities, which may only be made by the prospectus. No offers to sell nor solicitations of offers to buy these securities may be made in any state where the offer and sale is not permitted.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA II. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Prospective investors should consider the investment objectives, risks, and charges and expenses of BDCA II carefully before investing. BDCA II’s prospectus contains information about these important issues as well as other information about BDCA II. A prospectus for BDCA II may be obtained by calling 877-373-2522 or writing us in care of: Realty Capital Securities, LLC, One Beacon Street, 14th Floor, Boston, MA 02108. You may also download a copy of BDCA II’s prospectus by going to www.bdca2.com. Please read the prospectus carefully before investing.

Contacts

Tim Cifelli President DDC Works tcifelli@ddcworks.com Ph: 484-342-3600	Andrew G. Backman Managing Director Investor & Public Relations abackman@rcscapital.com Ph: 212-415-6500	Katie P. Kurtz CFO, Treasurer & Secretary BDCA II kkurtz@arlcap.com Ph: 212-415-6500